Exhibit 23d

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
PacifiCorp Australia Limited Liability Company:

We have audited the accompanying consolidated balance sheet of PacifiCorp Australia Limited Liability Company and its subsidiaries as of December 31, 1999, and the related consolidated statement of income and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PacifiCorp Australia Limited Liability Company and its subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

DELOITTE TOUCHE TOHMATSU

April 19, 2000